EXHIBIT 99.1
Liberty Global to Acquire Cablecom,
the Largest Broadband Cable Operator in Switzerland
Denver, Colorado — September 30, 2005: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) today announced that it has reached an agreement to acquire 100% of Switzerland’s largest broadband cable operator, Cablecom Holdings AG (“Cablecom”) from a group of selling shareholders led by Apollo Management, TowerBrook Capital Partners and Goldman Sachs affiliates.
Liberty Global will acquire 100% of the shares of Cablecom for a cash consideration of CHF2.825 billion (US$2.186 billion). The purchase price, together with the company’s net debt position, represents a multiple of 10.4 times Cablecom’s estimate of 2006 operating cash flow before synergies, and is below Cablecom’s announced IPO pricing range of CHF2.9 to 3.5 billion (US$2.2 to $2.7 billion).
The transaction is expected to close in October 2005.
Mike Fries, President and Chief Executive Officer of Liberty Global, said, “Continued expansion of our footprint in Europe is a core strategic objective. Cablecom is a world class operation with over 2 million video, voice and data subscribers in one of Europe’s most attractive telecommunications markets. With 80% video penetration, limited satellite and data competition, and strong operating cash flow, Cablecom fits perfectly into our long-range growth plans. Upon completion, we will be the largest broadband cable operator in 11 of our 14 European markets, and we’ll have approximately 17 million total RGUs worldwide.”
Mr. Fries continued, “In order to optimize equity returns, the acquisition will be largely debt financed with funds coming from a combination of new structurally subordinated debt secured by Cablecom of €550 million (US$662 million), a new Senior Note Offering of €300 million (US$361 million) at UPC Holding B.V. and corporate cash. The Senior Notes and Cablecom financing are fully committed. In addition, the balance of Cablecom’s existing debt structure will remain in place at closing subject to covenants, with continued access to a CHF150 million (US$116 million) revolving credit facility.”
Liberty Global is advised by JPMorgan and UBS in this transaction.

About Liberty Global, Inc.
Liberty Global owns interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the U.S. in terms of subscribers. Based on the Company’s consolidated operating statistics at June 30, 2005 (other than NTL Ireland which we consolidate but do not control), Liberty Global’s networks passed approximately 23.5 million homes and served approximately 14.9 million revenue generating units, including approximately 10.7 million video subscribers, 2.5 million broadband Internet subscribers and 1.8 million telephone subscribers.
Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the targeted closing date for the Cablecom acquisition and its estimated 2006 operating cash flow. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including the receipt and timing of necessary regulatory approval, Cablecom’s ability to continue financial and operational growth at historic levels, the Company’s ability to successfully operate and integrate the Cablecom system, continued use by subscribers and potential subscribers of the Cablecom services, and the Company’s ability to achieve expected operational efficiencies and economies of scale. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Bert Holtkamp
Investor Relations — Denver	Corporate Communications — Europe
(303) 220-6693	+31 20 778 9447

Dennis Okhuijsen
Investor Relations — Europe
+31 20 778 2964

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